SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 14, 2010 (December 4, 2009)

Date of report (Date of earliest event reported)

Rotate Black, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-14039	75-3225181
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

932 Spring Street, Suite 201

PETOSKEY, MI 49770

(Address of Principal Executive Offices) (Zip Code)

231/347-0777

(Registrant's telephone number, including area code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

On December 4, 2009, Rotate Black Inc.'s subsidiary, Rotate Black Gaming, Inc., received a written determination from the Seneca Nation of Indians’ gaming regulatory body, the Seneca Gaming Authority (“SGA”). The determinations found our gaming subsidiary and four of our officers unsuitable to be issued a Class III Gaming License by the SGA.

We believe that the determinations of unsuitability by the SGA are completely unfounded and based on a clear misunderstanding of the underlying facts.

We believe we are in a situation similar to the Seneca Gaming Corporation (“SGC”), a wholly-owned subsidiary of the Seneca Nation of Indians, which found itself recently in a licensing dispute with the SGA. As publicly reported by them, SGC and a number of its officers and employees where charged with licensing violations in the summer of 2009. These licensing violations were ultimately rescinded by the SGA.  Although we can provide no assurance, we expect that once the facts have been explained to the SGA, it should grant Class III licenses to Rotate Black Gaming, Inc. and to the four named individuals similar to the over 50 different gaming jurisdictions in which Rotate Black entities and officers have been granted Class III Gaming licenses, including California, Nevada and New Jersey. We believe that the SGA should ultimately agree with these experienced and established gaming jurisdictions.

Rotate Black Gaming, Inc.’s attorneys, on December 23, 2009, requested clarification from the SGA as to precisely which Rotate Black affiliates were determined unsuitable, as this is not clear from the SGA's determination letter. To date, the SGA has not responded. Rotate Black Gaming, Inc. and the individuals we know are affected are finalizing an appeal of the SGA’s initial decision, which is expected to be filed with the SGA in January.

The rights and obligations of Rotate Black Gaming, Inc. under its Development Agreement with the Seneca Nation of Indians for development of a casino in the Catskills continue. The term of the Development Agreement was extended through the appeal process by Executive Order of the Seneca Nation President on December 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Rotate Black, Inc. (Registrant)

By:	/s/ John C. Paulsen
John C. Paulsen Chief Executive Officer

Date:  January 14, 2010